FOR IMMEDIATE RELEASE

Norfolk Southern reports third-quarter 2017 results

Achieves record quarterly operating ratio of 65.9 percent

NORFOLK, Va., Oct. 25, 2017 – Norfolk Southern Corporation (NYSE: NSC) today reported third-quarter financial results.

Third-quarter net income was $506 million, up 10 percent year-over-year, driven by an 11 percent increase in income from railway operations – yielding a record quarterly operating ratio of 65.9 percent. Diluted earnings per share were $1.75, up 13 percent year-over-year.

“Norfolk Southern continues to deliver strong financial results through execution of our strategic plan. We are unwavering in our commitment to improve productivity as demonstrated by seven consecutive quarters of year-over-year improvement in our operating ratio,” said James A. Squires, Norfolk Southern chairman, president and CEO. “Our balanced approach focuses on increasing efficiency and delivering a strong customer service product, giving us the ability to achieve our goals and deliver sustainable shareholder value.”

For the first nine months of 2017, net income was $1.4 billion, up 15 percent compared with the same period of 2016. Record diluted earnings per share of $4.93 were 17 percent higher. The strong results reflected 11 percent growth in income from railway operations and a record nine-month operating ratio of 67.4 percent.

Third-quarter summary

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Railway operating revenues of $2.7 billion increased 6 percent compared with third-quarter 2016, as overall volumes were 4 percent higher, reflecting growth within our major commodity categories of coal and intermodal.

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Railway operating expenses increased $55 million, or 3 percent, compared with third-quarter 2016, to $1.8 billion as targeted expense reductions and gains from the disposition of operating property helped offset volume and inflation-related expenses and higher incentive compensation.

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Income from railway operations was $911 million, up 11 percent year-over-year, and the operating ratio, or operating expenses as a percentage of revenues, was 65.9 percent, an all-time quarterly record.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com

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